Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

RedHill Biopharma Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value NIS 0.01 per share	(1)	Other	64,655,590,000	$0.0001	$6,465,559.00	0.0001381	$892.89

Total Offering Amounts:							$6,465,559.00		892.89
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$892.89

__________________________________________
Offering Note(s)

(1)	(1) Deposited as American Depositary Shares ("ADSs"), evidenced by American Depositary Receipts, issuable upon deposit of the ordinary shares registered hereby, par value NIS 0.01 per share ("Ordinary Shares"), of Redhill Biopharma Ltd. (the "Company"), which have been registered on a separate registration statement on Form F-6 (File No. 333-268713). Each ADS represents ten thousand (10,000) Ordinary Shares.

(2) In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Company's receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based on the average of the high ($1.177) and low ($1.13) prices of the Company's ADSs reported on the Nasdaq Capital Market on December 26, 2025.